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                                                                EXHIBIT 99.1


REGIONS FINANCIAL COMPLETES
FIRST NATIONAL BANCORP ACQUISITION

Regions Financial Corporation announced today that the previously announced acquisition of First National Bancorp of Gainesville, Georgia, has been completed.

Under the terms of the transaction, Regions will issue approximately
15,918,000 shares of its common stock in exchange for all of First National's outstanding common stock. The exchange ratio will be 0.76 shares of Regions common stock for each share of First National common stock. First National stockholders will receive a letter of instruction describing the procedures for exchanging their certificates in the near future."

J. Stanley Mackin, chairman and chief executive officer of Regions stated: "We are extremely pleased to welcome the First National shareholders into the Region's family. This merger was completed in record time because of the hard work and dedication of employees at both Regions and First National. The addition of First National gives Regions a dominant market share position in North Georgia. Continued expansion in Georgia fits perfectly in our strategic vision for the future."

During the coming months, Regions expects to consolidate First National's 18 Georgia banks into its existing Georgia franchise, resulting in one state-chartered Georgia bank to be known as Regions Bank. Under Regions' management approach, however, the Presidents of the local banks will continue to have substantial autonomy, enabling them to address the needs of the communities they serve. The consolidation of First National's separate subsidiaries and other efforts are expected to result in significant reductions of non-interest expense. Management hopes to achieve cost savings of approximately $30 million annually, with approximately one-half of this amount realizable in 1996. Regions expects that it will take a restructuring and merger-related charge of approximately $8 million in the first quarter of 1996 to cover the estimated costs of one-time charges related to the First National merger.

Peter D. Miller, President First National Bancorp stated: "We are pleased to now be a part of the Regions' family and enthusiastically look forward to becoming a major contributor to the company's success. While the legal structure of First National Bancorp and its affiliates will change over time, our unified commitment to our customers and communities is stronger than ever. Regions' philosophy that local banking decisions need to be made at the local community level provides the environment whereby our existing line management and staff can continue to deliver competitive financial products and services at a level exceeding customer expectations."

Regions Financial Corporations operates 351 banking offices in Alabama, Florida, Georgia, Louisiana and Tennessee. Regions currently has four pending acquisitions, which, in the aggregate, have approximately $440 million in assets. All of these transactions are expected to be completed by the end of the third quarter of 1996, pending stockholder and regulatory approvals and certain other conditions. After reflecting the First National transaction and the four pending transactions, Regions' total asset size will be approximately $17.6 billion.

Regions Financial Corporation is a multi-bank regional holding company providing banking services and bank-related services in the fields of mortgage banking, credit-related insurance and securities brokerage. Regions' common stock is traded on the NASDAQ National Market under the symbol "RGBK".

                For additional information contact:
Ronald C. Jackson, Assistant Comptroller and Director of Investor Relations 334/832-8493.